                                FUNDING AGREEMENT

        THIS FUNDING AGREEMENT made this 25th day of October, 2002 by and among
DNAPRINT GENOMICS, INC., a corporation organized under the laws of the state of
Utah (the "Company"), TONY FRUDAKIS, a citizen of the state of Florida ("T.
Frudakis"), GEORGE FRUDAKIS, a citizen of the state of Florida ("G. Frudakis"),
(collectively with T. Frudakis, G. Frudakis or each individually an "Investor").

                                    RECITALS

        WHEREAS, the Company desires to complete its procurement of funding at a level of Two Million Dollars ($2,000,000) which commenced March 1, 2002 (the
"Term") pursuant to a Funding Agreement dated February 25, 2002, and extended for a ten (10) month period; and,

        WHEREAS, the Investors desire to modify the terms of the previous funding agreement.

        NOW THEREFORE, the parties hereby revise the previous funding agreement to read as follows:

        1. Funding. Beginning August 29, 2002, each Investor agrees to provide a loan of not less than Five Hundred Thousand Dollars ($500,000) to the Company in
equal quarterly installments of $125,000, each on Dec 31, 2002, April 30, 2003,
August 30, 2003 and Dec 31, 2003 (each a "Funding Date").

        2. Consideration. In consideration for the payments set forth above, and on
December 30, 2003, the Company shall repay the principal together with simple interest at a rate of 8% per annum. If for any reason the Company shall fail to repay the loan at maturity, the sole remedy of the Investors shall be the issuance by the Company of shares of its restricted common stock. The number of shares to be issued will be calculated using the then-current principal balance, together with accrued but unpaid interest, and a share price based on the trailing 30 trading-day volume weighted average price ("VWAP") at the time each funding installment is made, such that if the VWAP is $0.05 per share or above, the number of shares due will be calculated using a $0.035 per share rate, and if the VWAP is below $0.05 per share, the number of shares due will be calculated using a 40% discount to the VWAP, however, under this agreement under no circumstances will shares be issued to Investors for less than $.01 per share.

        3. Joint and Several Liability. The liability of the Investors to the
Company to make the required payments shall be joint and several. Thus, if in any quarter during the Term one or more of the Investors defaults in his obligation to make his required payment, the remaining non-defaulting Investors, within five (5) business days of receipt of written notice from the Company of such default, shall each pay to the Company his pro rata share of the payment amounts in default.

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        4. Indemnification. Each Investor who defaults in his obligations hereunder agrees to protect, indemnify and hold each of the other Investors harmless from and against all damages, losses, claims, cost, expenses or actions arising from said Investor's default.

        5. Miscellaneous.

                a. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon actual receipt, if delivered personally or by courier, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the facsimile number specified below:

         If to Company:

                  DNAPrint genomics, Inc.
                  900 Cocoanut Avenue
                  Sarasota, Florida 34236
                  Attention:  Tony Frudakis

         If to T. Frudakis:

                  900 Cocoanut Avenue
                  Sarasota, Florida 34236

         If to G. Frudakis:

                  900 Cocoanut Avenue
                  Sarasota, Florida 34236

or to such other address as any party may have furnished in writing the other parties in the manner provided above.

        b. Parties Bound. The provisions of this Agreement shall apply to, inure to the benefit of, and be binding upon the parties hereto and their respective heirs, successors, assigns, administrators, executors. In no event may any party assign any of its rights, privileges, duties, or obligations hereunder. Any assignment in violation of the foregoing shall be null and void.

        c. Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed collectively one agreement, but, in making proof hereof, it shall never be necessary to exhibit more than one such counterpart.

        d. Entire Agreement: Modifications. This Agreement constitutes the final, exclusive, and complete understanding of the parties with respect to

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the subject matter hereof and supersedes any and all prior agreements, understandings and discussions with respect thereto.

        e. Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

        f. Governing Law. This Agreement shall be governed by and enforceable under, and construed in accordance with, the laws of Florida, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

        g. Third Party Beneficiaries. No individual, firm, corporation, partnership, or other entity shall be a third-party beneficiary of this
Agreement.

        h. Remedies Cumulative. The remedies of the parties under this
Agreement are cumulative and will not exclude any other remedies to which any party may be lawfully entitled.

        i. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this
Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or an enforceable provision, there shall be added automatically as part of this
Agreement a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

                         [Signatures on following page.]

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        IN WITNESS WHEREOF, the parties have executed this Funding and Subscription
Agreement on the date set forth above.

                                        DNAPRINT GENOMICS, INC.

                                        By:/s/Tony Frudakis
                                           Tony Frudakis
                                           As its President

                                        INVESTORS

                                        /s/Tony Frudakis
                                        Tony Frudakis

                                        /s/George Frudakis
                                        George Frudakis

Agreed to and Ratified by the DNAPrint Board of Directors:

                                        /s/Jack Luchese
                                        Jack Luchese

                                        /s/Hector Gomez
                                        Hector Gomez

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